                       SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                            Washington, D.C.   20549

                                    FORM 15

            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty of File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.

                                                Commission File No. 33-55855
                                                                    --------

             Green Tree Financial Corporation, Seller and Servicer
Manufactured Housing Contract Senior/Subordinate Pass-Through Certificate Trust,
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                                 Series 1995-3
                                 -------------
             (Exact name of registrant as specified in its charter)


   1100 Landmark Towers, 345 St. Peter Street, St. Paul, MN, 55102-1639,
                               (612) 293-3400
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                  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              Green Tree Financial Corporation, Seller and Servicer
Manufactured Housing Contract Senior/Subordinate Pass-Through Certificate Trust,
                                 Series 1995-3

             6.80% Class A-1    7.05% Class A-4  7.95% Class M-1
             6.45% Class A-2    7.30% Class A-5  7.85% Class B-1
             6.65% Class A-3    7.65% Class A-6  8.10% Class B-2
             ---------------------------------------------------
          (Title of each class of securities covered by this Form)


                                    None
            ----------------------------------------------------
            (Titles of all other classes of securities for which
                    a duty to file reports under Section
                           13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [ ]   Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)    [ ]   Rule 15d-6              [X]
        Rule 12h-3(b)(1)(i)     [ ]

Approximate number of holders of record as of the certificate or notice date: 87
                                                                              --

     Pursuant to the requirements of the Securities Exchange Act of 1934, Green Tree Financial Corporation, on behalf of Manufactured Housing Contract Senior/Subordinate Pass-Through Certificate Trust 1995-3 has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   December 15, 1997    By: /s/ Phyllis A. Knight
                                 ------------------------------------
                                 Phyllis A. Knight
                                 Vice President and Treasurer